CHISHOLM, BIERWOLF & NILSON
Certified Public Accountants
A Limited Liability	533 W. 2600 S., Suite 250	Office (801) 292-8756
Partnership	Bountiful, Utah 84010	Fax (801) 292-8809

May 16, 2005

Univercell Holdings, Inc.

Miami Beach, Florida

Please be informed that we need additional time to complete the review procedures on the quarterly information for the period ended March 31, 2005.

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Chisholm, Bierwolf & Nilson